CENTRAL COAST BANCORP

PRESS RELEASE	Contact: Rob Stanberry
Chief Financial Officer
For Release 9:00 am EDT	(831) 422-6642

CENTRAL COAST BANCORP ANNOUNCES RECORD EARNINGS FOR
THE 20th CONSECUTIVE YEAR

Salinas, California – January 23, 2004. Central Coast Bancorp (Nasdaq/CCBN), the holding company for Community Bank of Central California, today announced record net income for the year ended December 31, 2003. Net income for 2003 increased 10% to $11,569,000 from $10,528,000 in 2002. Diluted earnings per share for 2003 increased 10% to $1.12 from $1.02 in 2002. This is the 20th consecutive year of higher year-over-year earnings since the Bank’s first year of operations in 1983. For 2003, the Company realized a return on average shareholders’ equity of 13.8% and a return on average assets of 1.23%, as compared to 14.5% and 1.23% for 2002.

Net income for the fourth quarter of 2003 increased 15% to $2,766,000 from $2,397,000 in 2002. Diluted earnings per share for the fourth quarters of 2003 and 2002 were $0.27 and $0.24. The earnings per share for the 2002 periods have been adjusted for the 10% stock dividend distributed in February 2003.

The Company reached a significant milestone during the fourth quarter of 2003, as total assets exceeded the billion-dollar mark for the first time. In 2003, total assets increased $118,708,000 (13%) to $1,037,840,000 at year-end. At December 31, 2003, loans totaled $782,741,000, an increase of $37,388,000 (5%) from year-end 2002. At December 31, 2003, deposits totaled $938,110,000, an increase of $111,608,000 (14%) from year-end 2002.

“The Company has completed another year of solid accomplishments as we achieved our 20th consecutive year of earnings growth, ended the year with over a billion dollars in assets and opened a successful new branch in downtown Monterey,” stated Nick Ventimiglia, Chairman and CEO. “These accomplishments were achieved even with the continuing low interest rate environment and in a local economy that was not generating the loan demand experienced over the previous several years. As we move forward towards the second billion, the Company will continue to seek opportunities to expand our franchise in our market places.” He went on to say, “We appreciate the support and loyalty of our customers as well as the dedication, hard work and professionalism of our directors and staff, which have supported our sustained growth and success.”

Financial Summary:

Interest income, net interest income, net interest margin and the efficiency ratio are discussed below on a fully taxable equivalent basis. These items have been adjusted to give effect to $1,099,000 and $1,119,000 in taxable equivalent interest income on tax-free investments for the years ending December 31, 2003 and 2002.

Net interest income for 2003 was $38,742,000, a $1,077,000 (2.9%) increase over 2002. The interest income component decreased $1,312,000 in 2003. Average earning assets increased $78,827,000 (9.9%) in 2003, which added $4,669,000 in interest income. Over the same period, the average rate received on earning assets decreased 73 basis points to 5.75%. Loan rates were impacted by the November 2002 and June 2003 reduction in prime lending rate of 50 and 25 basis points. The average rate received on taxable investment securities decreased 147 basis points in 2003 as higher rate mortgage securities prepaid due to refinancing activity. They were replaced with lower yielding securities. The lower rates earned on loans and investment securities reduced interest income by $5,981,000.

The negative impact on net interest income caused by the lower interest income during 2003 was more than offset by decreases in interest expenses on deposit liabilities resulting in the overall increase in net interest income of $1,077,000. While average balances of interest-bearing deposit liabilities increased $49,815,000 (8.7%), interest expense decreased $2,389,000 (17.1%) in 2003 from 2002 due to the repricing of the interest-bearing deposits throughout the year, reflecting the lower interest rate environment. The higher volume of interest-bearing liabilities increased interest expense $1,123,000 while the lower rates decreased the expense $3,512,000. Overall, in 2003, the average rate paid on interest-bearing liabilities decreased 57 basis points to 1.85%.

The net interest margin for 2003 decreased 30 basis points to 4.43% from 4.73% in 2002. The net interest margin for the 4th quarter of 2003 was 4.34%, which was a decrease of 41 basis points from 4.75% in the 4th quarter of 2002 and down five basis points from the 3rd quarter of 2003. Assuming no further interest rate decreases in early 2004, management expects the net interest margin in 2004 to be consistent with the level during the 4th quarter of 2003.

The Bank provided $1,475,000 for loan losses in 2003 down from $3,584,000 in 2002. The lower provision reflected the reduced loan demand in the local area in 2003 and the continuing uncertain economy. The ratio of the allowance for loan losses to total loans increased slightly to 2.12% at December 31, 2003 from 2.04% at December 31, 2002. Nonperforming and restructured loans were $10,441,000 at December 31, 2003, compared to $1,820,000 at December 31, 2002. Approximately $9.0 million of the nonperforming loans at December 31, 2003 pertains to loans for a commercial/retail redevelopment project in the City of King. Details of these loans have been disclosed in Form 8-K filings made by the Company on April 11, June 12, October 9 and November 26, 2003 and the Form 10-Q for the quarters ended June 30 and September 30, 2003. The ratio of nonperforming and restructured loans to total loans at December 31, 2003 was 1.33% compared to 0.24% at December 31, 2002. At December 31, 2003 the Company did not have any OREO as the only property previously held was sold in the fourth quarter of 2003 with a $51,000 gain.

Noninterest income was up $1,952,000 (53.3%) in 2003 over the year 2002. Increased service charges and mortgage origination fees from increased business activity added $866,000. Increases in other noninterest income included $488,000 from gains related to securities transactions and $564,000 in operating revenue from the OREO property that was sold in the fourth quarter of 2003.

Noninterest expenses increased $3,314,000 (16.2%) in 2003 over 2002. The operations of the Monterey branch that opened in January of 2003 accounted for $879,000 of the increase on a year-over-year basis. Expenses relating to the OREO property and the City of King legal proceedings added $1,079,000 to other expenses. After adjusting for the new branch, the OREO and legal expenses, noninterest expenses were $1,356,000 (6.6%) higher in 2003 primarily as a result of normal salary increases and higher costs from the increased business activity. The efficiency ratio for 2003 was 53.7% as compared to 49.6% in 2002.

The Company does not have and has never been involved in any Real Estate Investment Trust (REIT) subsidiaries or activities that have been identified by the State of California – Franchise Tax Board (FTB) as abusive tax shelters on December 31, 2003. As a result, the Company does not have any exposure to or impact from the FTB announcement.

Central Coast Bancorp operates as a holding company for Community Bank of Central California. Community Bank, headquartered in Salinas, has branch offices located in: the Monterey County communities of Salinas (2), Monterey (2), Seaside, Marina, Castroville, Gonzales and King City; the Santa Clara County community of Gilroy; the Santa Cruz County community of Watsonville; and in the San Benito County community of Hollister. The Bank provides traditional deposit, lending, mortgage and commercial products and services to business and retail customers throughout the California Central Coast area.

Information on the Company and its subsidiary Bank may be obtained from the Company’s website www.community-bnk.com. Copies of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments thereto are available free of charge on the website as soon as they are filed with the SEC. To access these reports through a link to the Edgar reporting system simply select the “Central Coast Bancorp – Corporate Profile” menu item, then click on the “Central Coast Bancorp SEC Filings” link. Section 16 insider filings can also be accessed through the website. Follow the same instructions and select “Central Coast Bancorp SEC Section 16 Reports”.

Forward-Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Changes to such risks and uncertainties, which could impact future financial performance, include, among others, (1) competitive pressures in the banking industry; (2) changes in the interest rate environment; (3) general economic conditions, nationally, regionally and in operating market areas, including a decline in real estate values in the Company’s market areas; (4) the effects of terrorism, the threat of terrorism or the impact of potential military conflicts; (5) changes in the regulatory environment; (6) changes in business conditions and inflation; (7) changes in securities markets; (8) data processing compliance problems; (9) variances in the actual versus projected growth in assets; (10) return on assets; (11) loan losses; (12) expenses; (13) rates charged on loans and earned on securities investments; (14) rates paid on deposits; and (15) fee and other noninterest income earned, as well as other factors. This entire press release and the Company’s periodic reports on Forms 10-K, 10-Q and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company’s business.

301 Main Street, Salinas, California 93901

CENTRAL COAST BANCORP
CONSOLIDATED CONDENSED FINANCIAL DATA
(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Statement of Income Data
Interest income
Loans (including fees)	$ 10,948	$ 11,593	$ 43,924	$ 44,141
Investment securities	1,480	1,315	4,982	6,105
Other	43	43	303	255

Total interest income	12,471	12,951	49,209	50,501

Interest expense
Interest on deposits	2,638	3,165	11,148	13,517
Other	103	111	418	438

Total interest expense	2,741	3,276	11,566	13,955

Net interest income	9,730	9,675	37,643	36,546
Provision for loan losses	545	1,536	1,475	3,584

Net interest income after
provision for loan losses	9,185	8,139	36,168	32,962
Noninterest income
Service charges on deposits	790	621	3,120	2,342
Other	696	323	2,497	1,323

Total noninterest income	1,486	944	5,617	3,665
Noninterest expenses
Salaries and benefits	3,469	3,164	13,506	12,129
Occupancy	717	568	2,555	1,997
Furniture and equipment	517	472	1,921	1,802
Other	1,535	1,225	5,828	4,568

Total noninterest expenses	6,238	5,429	23,810	20,496

Income before provision for income taxes	4,433	3,654	17,975	16,131
Provision for income taxes	1,667	1,257	6,406	5,603

Net income	$ 2,766	$ 2,397	$ 11,569	$ 10,528

Common Share Data (adjusted for 10% stock split distributed on February 28, 2003)
Earnings per share
Basic	$ 0.28	$ 0.25	$ 1.17	$ 1.06
Diluted	$ 0.27	$ 0.24	$ 1.12	$ 1.02

Weighted average shares outstanding	9,925,000	9,912,000	9,920,000	9,898,000
Weighted average shares outstanding -
diluted	10,383,000	10,351,000	10,365,000	10,358,000
Book value per share			$ 9.02	$ 8.66
Tangible book value			$ 9.02	$ 8.63
Shares outstanding			9,928,000	9,016,000

CENTRAL COAST BANCORP CONSOLIDATED CONDENSED FINANCIAL DATA (Unaudited)

(Dollars in thousands)
	December 31,
	2003	2002
Balance Sheet Data
Assets
Cash and due from banks	$ 54,446	$ 63,915
Federal funds sold	47,017	2,700
Available-for-sale securities - at fair value	153,727	107,323
Loans:
Commercial	236,836	224,840
Real estate-construction	46,266	74,214
Real estate-other	489,213	433,921
Consumer	11,540	13,414
Deferred loan fees, net	(1,114)	(1,036)

Total loans	782,741	745,353

Allowance for loan losses	(16,590)	(15,235)
Net loans	766,151	730,118
Premises and equipment, net	2,787	2,959
Accrued interest receivable and other assets	13,712	12,117

Total assets	$ 1,037,840	$ 919,132

Liabilities and Shareholders' Equity
Deposits:
Demand, noninterest bearing	$ 321,980	$ 261,242
Demand, interest bearing	113,215	127,692
Savings	232,610	181,089
Time	270,305	256,479

Total Deposits	938,110	826,502
Accrued interest payable and other liabilities	10,135	14,554
Shareholders' equity	89,595	78,076

Total liabilities and shareholders' equity	$ 1,037,840	$ 919,132

Asset Quality
Loans past due 90 days or more and accruing interest	$ --	$ 5
Nonaccrual loans	9,606	870
Restructured loans	835	945
Other real estate owned	--	--

Total nonperforming assets	$ 10,441	$ 1,820

Allowance for loan losses to total loans	2.12%	2.04%
Allowance for loan losses to NPL's	159%	837%
Allowance for loan losses to NPA's	159%	837%

Regulatory Capital and Ratios
Tier 1 capital	88,321	76,374
Total capital	99,038	86,314
Tier 1 capital ratio	10.4%	9.7%
Total risk based capital ratio	11.6%	10.9%
Tier 1 leverage ratio	9.0%	8.6%

CENTRAL COAST BANCORP CONSOLIDATED CONDENSED FINANCIAL DATA (Unaudited)

(Dollars in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Selected Financial Ratios
Return on average total assets	1.12%	1.07%	1.23%	1.23%
Return on average shareholders' equity	12.48%	12.27%	13.79%	14.52%
Net interest margin (tax equivalent basis)	4.34%	4.75%	4.43%	4.73%
Efficiency ratio (tax equivalent basis)	54.30%	49.82%	53.68%	49.59%

Selected Average Balances
Loans	$739,491	$707,997	$720,908	$655,061
Taxable investments	107,694	61,778	78,311	76,894
Tax-exempt investments	48,172	49,031	48,622	49,240
Federal funds sold	17,947	11,759	27,510	15,329

Total earning assets	$913,304	$830,565	$875,351	$796,524

Total assets	$984,165	$891,133	$943,207	$858,009

Demand deposits - interest bearing	$133,115	$129,881	$124,877	$128,192
Savings	234,679	198,544	222,403	178,459
Time deposits	268,863	259,981	272,249	263,063
Other borrowings	6,165	7,544	6,441	7,345

Total interest bearing liabilities	$642,822	$595,950	$625,970	$577,059

Demand deposits - noninterest bearing	$242,577	$208,421	$226,699	$202,397

Shareholders' equity	$ 87,898	$ 77,486	$ 83,874	$ 72,519